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                                                                    Exhibit 99.1

Immediate Release                                                  NEWS RELEASE


Contacts:
Paul McDonald or John Crawford               John Ingoldsby
The Aristotle Corporation                    Ingoldsby Investor Relations, Inc.
Phone: 203-867-4090                          Phone: 508-359-2280


                           THE ARISTOTLE CORPORATION
                ANNOUNCES MERGER WITH NASCO INTERNATIONAL, INC.


New Haven, CT, November 28, 2001 -- The Aristotle Corporation (NASDAQ: ARTL) announced today it has signed an agreement to merge with Nasco International, Inc. (Nasco), a subsidiary of the privately-held Geneve Corporation. Aristotle will be the surviving corporation and will continue to be a publicly-held company listed on the Nasdaq Small Cap Market. Since Nasco is a significantly larger company than Aristotle, the combination will be accounted for as a reverse merger, resulting in financial statements that will be presented as if Aristotle merged into Nasco.

Nasco, headquartered in Fort Atkinson, Wisconsin, is a manufacturer and distributor of education and health products sold principally to the Kindergarten -12th grade market throughout the United States. During 2001, Nasco acquired American Educational Products, located in Fort Collins, Colorado, and Spectrum Educational Supplies, headquartered in Toronto, Canada. All of Nasco's operations (including its Modesto, California and Plymouth, Minnesota divisions) complement the health education products manufactured by Aristotle's subsidiary, Simulaids, Inc., based in Woodstock, New York. For the 12 months ended September 30, 2001, Aristotle and Nasco would have had combined annualized sales of approximately $160 million and adjusted EBITDA, earnings before interest, taxes, depreciation, amortization, and nonrecurring management fees, of approximately $21 million. Aristotle believes the proposed merger will not affect its ability to carry forward its net operating losses for tax purposes.

Under the merger agreement, the Geneve group will receive 15 million shares of Aristotle common stock and 10 million shares of a new $6.00 Series J preferred stock, carrying a per annum dividend of 12%, in exchange for all of the common stock of Nasco. Nasco is expected to have approximately $45 million of debt at closing. In a separate transaction, Aristotle will pay, just prior to and on the same date as the merger, a dividend of one share of a new $6.00 Series I convertible preferred stock for each of the approximately 2 million shares of Aristotle common stock expected to be outstanding at that time. Each share of Series I preferred will carry a dividend of 11% per annum and will be convertible five years after issuance, for a period of three months, into one-half share of Aristotle common stock. After the merger, Aristotle will have a capitalization of approximately 17 million common shares and 12 million preferred shares. The Geneve
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group currently owns 51% of Aristotle, and following the merger, will own in excess of 90% of the combined companies.

John J. Crawford, Chief Executive Officer of Aristotle, will continue in that role, and Steven B. Lapin, President and Chief Operating Officer of the Geneve group, will join Aristotle in those capacities. The operations of the Nasco and Aristotle group of companies will continue to be run by their current management teams, and Aristotle will continue to be headquartered in Connecticut.

"This combination will result in a publicly-traded company that will be one of the largest and strongest in the currently fragmented field of supplying the needs of the K-12 school market," stated Crawford. "With Nasco's size and financial strength developed over the past 60 years, Aristotle intends to continue growth through acquisitions and new product development."

Lapin added, "Our combined product lines, approximately 25% of which are proprietary, will cover virtually the entire spectrum of the education field, including Arts & Crafts, Math, Science, Early Childhood, Health & Nutrition, and Recreation, with over 60,000 separate items distributed through twenty-five catalogs."

The merger, which is expected to close in the first quarter of 2002, is subject to approval, at a meeting of Aristotle's stockholders, by a two-thirds affirmative vote of Aristotle's outstanding common shares, and also by a majority of shares voted, excluding those held by the Geneve group. Other conditions to closing are contained in the Merger Agreement to be filed with the Securities and Exchange Commission as an exhibit to its Form 8-K reporting the merger.


ABOUT ARISTOTLE
---------------

     The Aristotle Corporation, founded in 1986 and headquartered in New Haven, CT, is a holding company currently consisting of two operating subsidiaries. Simulaids, Inc. (www.simulaids.com), based in Woodstock, N.Y., designs, manufactures and markets health and medical education teaching aids, such as manikins and simulation kits, used for training in CPR, emergency rescue and patient care by institutions such as fire departments and medical schools. Safe Passage International, Inc. (www.safe-passage.com), based in Rochester, N.Y., develops and distributes computer-based training products to government and industry clients. Aristotle has approximately 85 employees. Aristotle had total assets of $15.0 million and net worth of $12.7 million as of September 30, 2001. There are approximately 2 million shares of common stock outstanding and approximately 4,000 shareholders.

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Safe Harbor Under Private Securities Litigation Reform Act of 1995
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     To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following:
(i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate one or more additional acquisitions; (iii) the ability of Aristotle to retain and take advantage of its net operating tax loss carryforward position; (iv) Aristotle's ability to manage Simulaids, Safe Passage and any other acquired or to be acquired companies; (v) the consummation of the proposed merger with Nasco in a timely and effective manner; and (vi) general economic conditions. As a result, future development efforts of Aristotle involve a high degree of risk. For further information, please see Aristotle filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.